GENERAL CABLE CORPORATION

CONTACT:

Michael P. Dickerson

                                                         FOR IMMEDIATE RELEASE

Vice President of Finance and

           October 30, 2006

Investor Relations

(859) 572-8684

GENERAL CABLE REPORTS THIRD QUARTER RESULTS; EPS OF $0.71

HIGHLAND HEIGHTS, KENTUCKY, October 30, 2006 – General Cable Corporation (NYSE: BGC) reported today revenues and earnings for the third quarter. Revenues of $948.4 million were up 15% on a metal-adjusted basis compared to the prior year. Net income for the third quarter of 2006 was $37.1 million compared to adjusted net income of $13.5 million in the third quarter of 2005. Earnings per share on a diluted per share basis for the third quarter ended September 29, 2006 was $0.71 compared to adjusted earnings per share of $0.26 in the third quarter of 2005.

Third Quarter Highlights

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Increased year-over-year third quarter operating margins by approximately 290 basis points, on a metal-adjusted basis.

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Acquired E.C.N. Cable Group; a Spanish producer of aerial high-voltage and extra-high voltage transmission cables and low and medium voltage insulated power cables.

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Received IndustryWeek’s 2006 Best Plants Award.

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Reported cash flow from operations of $89 million for the quarter.

Third Quarter Results

Net sales for the third quarter of 2006 were $948.4 million, and represent an increase of $124.6 million or 15% compared to the third quarter of 2005 on a metal-adjusted basis.  Metal pounds sold increased 9.2% versus the third quarter of 2005. Acquired businesses added $99.8 million of net sales during the third quarter of 2006. The average price per pound of copper in the third quarter was $3.54, an increase of $1.84, or 108% from the third quarter of 2005, and $0.17 or 5% from the second quarter of 2006. The average price per pound of aluminum in the third quarter was $1.19, an increase of $0.32, or 37% from the third quarter of 2005, and a decrease of $0.07 or 6% from the second quarter of 2006.

Third quarter 2006 operating income was $65.8 million compared to third quarter 2005 adjusted operating income of $32.9 million, an increase of $32.9 million or 100%. Operating earnings as a percent of net revenues were 6.9% in the third quarter of 2006 compared to a metal-adjusted operating earnings percentage of 4.0% in the third quarter of 2005, an increase of approximately 290 basis points.  For comparison purposes, we have added back to the 2005 third quarter results pre-tax charges of $15.6 million associated with the closure of certain of the Company’s manufacturing facilities. These items reduced reported diluted earnings per share by $0.23.

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GENERAL CABLE REPORTS THIRD QUARTER RESULTS; EPS OF $0.71

Operating earnings were up in each major geographic region and in six of the Company’s eight reported business segments. The improvement in operating earnings was driven by increased factory utilization, and a significantly improved pricing environment across most of the Company’s product lines and geographies, including a reduction in the time to recover raw material inflation. “Price increases that were put in place during the second quarter of 2006, as raw material prices were rapidly escalating, have held during the third quarter reflecting high industry capacity utilization rates as well as strong end markets, particularly electric utility and electrical infrastructure markets,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable.

Markets Discussion

“The electric utility and certain electrical infrastructure market segments continue to demonstrate strong demand for cables around the world driven by increasing demand for new energy sources and renewed interest in expanding and improving the reliability of the power distribution and transmission infrastructure,” Kenny said. “A recently published study by the North American Electric Reliability Council (NERC), detailed numerous findings including electric capacity margin declines, limited transmission capacity for energy from areas of surplus to areas of need, and transmission system expansion that continues to lag demand growth,” Kenny continued. “The solution for many of these issues will involve increased investment in the generation, transmission and distribution of electricity, setting the stage for continued long-term growth in our businesses supporting these markets.”

Net sales for the Company’s global electric utility business were up 33% on a metal-adjusted basis from the third quarter of 2005 with acquired revenues contributing about 21 points of the growth, or $56 million.  North American transmission cable volumes, as measured by metal pounds sold, were up 22% in the third quarter of 2006 compared to 2005, reflecting our customers increasing investment in the electric utility transmission grid. Operating earnings for the Company’s global electric utility businesses were up 64% to $29.2 million in the third quarter of 2006 versus 2005. As a percentage of metal adjusted revenues, operating margins grew 160 basis points to 8.2% in the third quarter of 2006 compared to 2005.  “The Company continues to be successful in its efforts to further leverage its technology and global sales and marketing teams in winning high-voltage systems projects, with a major award pending. This award follows the recent completion of a 345-kv solid dielectric cable system on the west coast. This is the first application of this new technology in the U.S. at this voltage range. For these projects, General Cable provides not only cable connectors, but also a complete set of services including engineering, installation supervision and on-site jointing,” Kenny said.

Net sales for the Company’s global electrical infrastructure business were up 28% on a metal-adjusted basis from the third quarter of 2005 with acquired revenues contributing about 16 points of the growth, or $40 million. The Company continues to leverage its global sales and technology teams in the high-growth mining, oil, gas and petrochemical markets by identifying new product opportunities for these specialized applications. Operating earnings for the Company’s electrical infrastructure businesses were up seven-fold to $19.6 million in the third quarter of 2006 versus 2005. As a percentage of metal-adjusted revenue, operating margins grew 530 basis points to 6.4% in the third quarter of 2006 compared to 2005. The increases in operating margins for the Company’s global electrical infrastructure business is primarily a result of improved utilization of the Company’s manufacturing facilities, increasing end-market demand and increased pricing for the Company’s products in these markets.

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GENERAL CABLE REPORTS THIRD QUARTER RESULTS; EPS OF $0.71

The communications markets continue to show strength for high-bandwidth data networking cables and systems, while demand for outside plant telephone cable continues to decline.  The decline in demand for telephone cable experienced in the third quarter is primarily a result of increasing fiber optic deployment at some customers and was possibly exacerbated by high copper costs as well as other competing voice and data networking technologies. Demand for high-bandwidth data networking cables continues to accelerate. Net sales for networking cables were up 38% in the third quarter of 2006 compared to 2005 as a result of improved end market demand, increased market prices, and the addition of specialty application networking cables acquired from Silec. Despite the lower telecommunication cable sales, operating earnings for the Company’s communications businesses were $6.6 million, up 20% from the third quarter of 2005. This was primarily a result of improved market pricing and a lower fixed cost structure resulting from the closure of the Bonham, Texas facility in August of 2005.

Selling, general and administrative expenses in the third quarter of 2006 were $56.2 million compared to $42.6 million in the third quarter of 2005. This increase is due principally to the addition of Silec, a cable manufacturer and systems integrator, and Beru, both of which were acquired in late 2005. We also saw increased variable selling expenses on higher revenues, and associate incentive expenses related to the Company’s strong 2006 performance. Selling, general and administrative expenses were 5.9% and 5.2% of metal-adjusted net sales in the third quarter of 2006 and 2005, respectively.

The Company’s effective tax rate for the third quarter of 2006 was 35.9%; slightly lower than the expected full year rate of 36.5% due to an international deferred tax adjustment of approximately $0.3 million.

E.C.N. Cable Group, S.L.

During the third quarter, the Company completed the acquisition of E.C.N. Cable Group, S.L. (ECN). ECN is located near Bilbao, Spain and primarily manufactures energy cables. The acquisition further expands the Company’s European energy cable offering with high-voltage aerial cables and increases the Company’s capacity for low and medium-voltage insulated power cable products used in electric transmission and distribution lines. ECN, with annual revenues of approximately $70 million, will be quickly integrated and managed through the Company’s European headquarters in Barcelona, Spain. “This acquisition is timely as we anticipate renewed investment in the aerial high voltage transmission grid in Europe coupled with strong ongoing demand for medium voltage utility products,” Kenny said.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share.  The dividend is payable on November 24, 2006 to preferred stockholders of record as of the close of business on October 31, 2006. The Company expects the quarterly dividend payment to approximate $0.1 million.

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GENERAL CABLE REPORTS THIRD QUARTER RESULTS; EPS OF $0.71

Fourth Quarter 2006 Outlook

Commenting on the outlook for the fourth quarter of 2006, Kenny said “Despite increased inventories and rebalancing by some distributors who bought ahead of a rising copper market, demand and pricing in many of our end markets continue to be strong going into the seasonally slower winter months. In particular, we expect organic metal-adjusted double-digit revenue growth versus the prior year for our global Electric Utility business.   Overall, for the fourth quarter we expect revenues between $900 and $925 million and fully diluted earnings per share of between $0.55 and $0.60, an increase of roughly 100% from the adjusted earnings per share of $0.29 in the fourth quarter of 2005,” Kenny concluded.

General Cable will discuss third quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, October 31. For more information please see our website at www.generalcable.com.

With  $3.5 billion of annualized revenues and 7,700 employees, General Cable (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial,  and communications markets. Visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of  the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to  retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its  pension accounting practices; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006, as well as periodic reports filed with the Commission

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TABLES TO FOLLOW

Release No. 0517

10/30/06

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	Sept. 29, 2006	Sept. 30, 2005	Sept. 29, 2006	Sept. 30, 2005
Net sales	$948.4	$600.5	$2,739.8	$1,763.3
Cost of sales	826.4	540.6	2,390.7	1,564.7
Gross profit	122.0	59.9	349.1	198.6

Selling, general and
administrative expenses	56.2	42.6	170.7	129.1
Operating income	65.8	17.3	178.4	69.5
Other income (expense)	(0.3)	0.1	0.7	-
Interest income (expense):
Interest expense	(8.3)	(10.4)	(30.7)	(31.3)
Interest income	0.7	0.5	1.9	2.4
	(7.6)	(9.9)	(28.8)	(28.9)

Income before income taxes	57.9	7.5	150.3	40.6
Income tax provision	(20.8)	(3.3)	(50.3)	(15.6)
Net income	37.1	4.2	100.0	25.0
Less: preferred stock dividends	(0.1)	(1.5)	(0.3)	(4.5)
Net income applicable to common shareholders	$37.0	$2.7	$99.7	$20.5
Earnings per share
Earnings per common share - basic	$0.74	$0.07	$2.00	$0.52
Weighted average common shares - basic	50.3	39.6	49.8	39.5
Earnings per common share- assuming dilution	$0.71	$0.07	$1.93	$0.49
Weighted average common shares- assuming dilution	52.6	40.9	51.9	50.9

General Cable Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	Sept. 29, 2006	Sept. 30, 2005	Sept. 29, 2006	Sept. 30, 2005
Revenues (as reported)
North American Electric Utility	$200.3	$148.8	$589.1	$419.9
International Electric Utility	155.7	64.5	426.5	202.3
North American Portable Power and Control	75.0	57.6	225.6	167.3
North American Electrical Infrastructure	82.6	49.3	238.6	143.8
International Electrical Infrastructure	225.3	105.3	656.7	334.7
Transportation and Industrial Harnesses	28.6	27.6	87.9	87.3
Telecommunications	95.3	85.3	281.6	244.4
Networking	85.6	62.1	233.8	163.6
Total	$948.4	$600.5	$2,739.8	$1,763.3

Revenues (metal adjusted)
North American Electric Utility	$200.3	$195.6	$589.1	$535.5
International Electric Utility	155.7	72.6	426.5	228.2
North American Portable Power and Control	75.0	80.1	225.6	223.1
North American Electrical Infrastructure	82.6	70.5	238.6	195.7
International Electrical Infrastructure	225.3	169.6	656.7	500.1
Transportation and Industrial Harnesses	28.6	28.0	87.9	88.5
Telecommunications	95.3	128.5	281.6	328.0
Networking	85.6	78.9	233.8	203.0
Total	$948.4	$823.8	$2,739.8	$2,302.1

Metal Pounds Sold
North American Electric Utility	54.7	55.1	175.8	160.7
International Electric Utility	32.2	17.2	99.8	57.4
North American Portable Power and Control	10.2	12.4	35.0	36.7
North American Electrical Infrastructure	12.8	11.7	41.8	34.7
International Electrical Infrastructure	40.9	35.5	146.2	112.2
Transportation and Industrial Harnesses	0.3	0.2	0.8	0.6
Telecommunications	20.3	23.8	66.3	71.6
Networking	9.0	9.3	28.8	25.7
Total	180.4	165.2	594.5	499.6

Operating Profit (Loss)
North American Electric Utility	$14.9	$9.1	$35.2	$19.9
International Electric Utility	14.3	8.7	37.7	24.3
North American Portable Power and Control	6.5	2.6	17.0	4.7
North American Electrical Infrastructure	4.6	(2.1)	9.2	(7.9)

International Electrical Infrastructure	15.0	4.7	42.9	17.8
Transportation and Industrial Harnesses	3.9	4.4	11.6	15.3
Telecommunications	5.1	5.3	23.6	14.4
Networking	1.5	0.2	1.2	0.1
Subtotal	65.8	32.9	178.4	88.6
Corporate	0.0	(15.6)	0.0	(19.1)
Total	$65.8	$17.3	$178.4	$69.5

Return on Metal Adjusted Sales
North American Electric Utility	7.4%	4.7%	6.0%	3.7%
International Electric Utility	9.2%	12.0%	8.8%	10.6%
North American Portable Power and Control	8.7%	3.2%	7.5%	2.1%
North American Electrical Infrastructure	5.6%	-3.0%	3.9%	-4.0%
International Electrical Infrastructure	6.7%	2.8%	6.5%	3.6%
Transportation and Industrial Harnesses	13.6%	15.7%	13.2%	17.3%
Telecommunications	5.4%	4.1%	8.4%	4.4%
Networking	1.8%	0.3%	0.5%	0.0%
Total Company	6.9%	2.1%	6.5%	3.0%

Capital Expenditures
North American Electric Utility	$1.7	$2.6	$5.9	$5.7
International Electric Utility	8.3	1.6	14.1	5.4
North American Portable Power and Control	1.1	0.5	2.5	1.7
North American Electrical Infrastructure	0.9	0.8	1.9	1.4
International Electrical Infrastructure	9.6	1.7	16.3	6.0
Transportation and Industrial Harnesses	0.3	0.3	0.7	0.5
Telecommunications	0.4	1.2	1.4	2.1
Networking	1.6	1.3	3.7	2.9
Total	$23.9	$10.0	$46.5	$25.7

Depreciation & Amortization
North American Electric Utility	$2.8	$2.2	$9.1	$6.5
International Electric Utility	2.0	1.1	5.1	2.7
North American Portable Power and Control	1.0	0.7	3.4	2.5
North American Electrical Infrastructure	1.1	0.7	3.3	2.0
International Electrical Infrastructure	2.3	1.4	6.0	3.1
Transportation and Industrial Harnesses	0.4	0.3	1.2	1.0
Telecommunications	1.5	1.6	4.9	6.3
Networking	1.7	1.6	5.3	4.8
Subtotal	12.8	9.6	38.3	28.9
Corporate	0.0	11.8	0.0	14.7
Total	$12.8	$21.4	$38.3	$43.6

General Cable Corporation and Subsidiaries Consolidated Balance Sheets (in millions, except share data)
ASSETS	Sept. 29, 2006	Dec. 31, 2005
Current Assets	(unaudited)
Cash	$80.4	$72.2
Receivables, net of allowances of $9.4 million at September 29, 2006 and $8.6 million at December 31, 2005	807.4	542.9
Inventories	478.8	363.9
Deferred income taxes	42.5	41.9
Prepaid expenses and other	55.0	48.6
Total current assets	1,464.1	1,069.5
Property, plant and equipment, net	400.4	366.4
Deferred income taxes	58.3	52.5
Other non-current assets	37.0	34.8
Total assets	$1,959.8	$1,523.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$692.3	$472.3
Accrued liabilities	255.8	212.2
Current portion of long-term debt	50.1	6.4
Total current liabilities	998.2	690.9
Long-term debt	399.5	445.2
Deferred income taxes	13.5	13.4
Other liabilities	109.4	80.4
Total liabilities	1,520.6	1,229.9

Shareholders’ Equity:
Redeemable convertible preferred stock,
September 29, 2006 – 101,949 outstanding shares December 31, 2005 – 129,916 outstanding shares (liquidation preference of $50.00 per share)	5.1	6.5
Common stock, $0.01 par value, issued and outstanding shares:
September 29, 2006 – 51,439,709 (net of 4,999,035 treasury shares) December 31, 2005 – 49,520,209 (net of 4,968,755 treasury shares)	0.6	0.5
Additional paid-in capital	276.0	246.3
Treasury stock	(53.0)	(52.2)
Retained earnings	203.5	103.8
Accumulated other comprehensive income (loss)	7.0	(6.8)
Other shareholders’ equity	0.0	(4.8)
Total shareholders’ equity	439.2	293.3
Total liabilities and shareholders’ equity	$1,959.8	$1,523.2